NEWS RELEASE
May 19, 2005

Quincy Energy Signs Option to Acquire
Aurora Uranium Property in Oregon

Toronto, Ontario – The Board of Directors of Quincy Energy Corp. (TSX-V: QUI; OTCBB: QCYE) is pleased to announce that it has entered into a definitive option agreement with Energy Metals Corp. (TSX-V: EMC) pursuant to which Quincy can earn up to a 75% interest in the Aurora Property, consisting of 18 unpatented lode claims covering approximately 146 hectares located in Malheur County, Oregon and 12 miles northwest of McDermitt, Nevada. The Aurora Property contains an historical resource of approximately 16.1 million pounds of U3O8 at an average grade of 0.048% U3O8.

Placer Amex Corporation started its evaluation of the Aurora uranium deposit in September 1978. Following extensive drilling and geological investigations, metallurgical investigations to define a mill circuit for uranium recovery, and mine and mill site planning, a Preliminary Feasibility Report was completed by Placer Amex in April 1980. The report includes a “Mining Reserve” estimate prepared by Placer Development Limited. This estimate as stated above is based on the results from over 550 drill holes, including 20 core holes and uses a cutoff grade of 0.03% U3O8.  Using Placer’s planned recovery of 80% the mine was expected to produce in the order of 12.9 million pounds of U3O8 over a 16-year mine-life.

Readers are cautioned that while the resource estimates are considered to be reliable and relevant they do not use categories as defined in National Instrument 43–101.  All resource estimates quoted herein are based on prior data and reports obtained and prepared by previous operators, and the reader is cautioned that none of the calculations conform to National Instrument 43-101 requirements for reporting reserves and resources. Quincy has not done the work necessary to verify the classification of the mineral resource estimates. Quincy is not treating the mineral resource estimates as a National Instrument 43-101 defined resource verified by a qualified person. The historical estimates should not be relied upon. The properties will require considerable further evaluation, which Quincy's management and consultants intend to carry out in due course.

As consideration for the option, Quincy will issue to EMC 1,000,000 shares of common stock and pay to EMC USD $25,000.  In order to earn a 51% interest in the Property, Quincy will be required to spend a total of USD $2,000,000 on exploration and development of the properties over a four year period, of which USD $200,000 would be a firm commitment, and issue to EMC an additional 1,000,000 shares of common stock.

Quincy has the right to increase its interest in the Aurora Property to 75% if it elects to fund the Property to a bankable feasibility study for the intended mining and processing operation.

Quincy is excited to be planning an aggressive work program for the Aurora Property that will include the completion of a National Instrument 43-101 compliant geology report covering the Property followed by pre-feasibility and feasibility reports.  Concurrent with feasibility, Quincy will initiate discussion with regulatory authorities and local residents to prepare for the permitting process at Aurora.

National Instrument 43-101 Disclosure

The information and statements on the historical estimates were provided by Dr. Art D. Ettlinger, P. Geo., Quincy’s President and Chief Operating Officer and a Qualified Person as defined by National Instrument 43-101.

Quincy Energy Corp. is a US company which has acquired drill proven uranium resources in existing uranium mining camps in Canada and the United States, including the Crownpoint and Hosta Butte projects, located in McKinley County, New Mexico, the Hansen [Tallahassee Creek] project, located in Fremont County, Colorado, the Horse Creek project located in Natrona County, Wyoming, the Arizona Pipes project located in Mohave and Coconino Counties, Arizona and the Elliot Lake project located in Buckles Township, Ontario.  Quincy has assembled an experienced team of industry professionals whose mandate is to advance these projects through the permitting stage and into production.  Quincy is well positioned to respond to the global demand for uranium arising from increasing consumption of electrical energy and increasing fossil fuel costs.

To find out more about Quincy Energy Corp. visit our website at www.quincyenergy.com or contact:

Daniel Farrell, Chairman & CEO	T: (416) 366-7871	E: dfarrell@quincyenergy.com
Art Ettlinger, President & COO	T: (604) 685-1964	E: aettlinger@quincyenergy.com
Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincyenergy.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY ENERGY CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995.  Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.